Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
LaSalle Hotel Properties:
We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-208015) and on Forms S-8 (Nos. 333-196411, 333-158873, 333-125058, 333-104056, 333-86911, and 333-72265) of LaSalle Hotel Properties of our reports dated February 22, 2017, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of LaSalle Hotel Properties.
/s/ KPMG LLP
Chicago, Illinois
February 22, 2017